ASSET PURCHASE AGREEMENT

                                     between

                             CARSON PRODUCTS COMPANY

                                     Seller

                                       and

                                THE CUTEX COMPANY

                                      Buyer

                          dated as of December 9, 1998



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                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE 1 Transfer of Assets, Assumption of Liabilities and Purchase Price.....1

         1.1          Transfer of Assets and Business..........................1
         1.2          Excluded Assets..........................................3
         1.3          Assumption of Certain Liabilities........................4
         1.4          Consents to Certain Assignments..........................5
         1.5          Purchase Price...........................................5

ARTICLE 2 Closing and Post Closing Adjustment..................................6

         2.1          Closing..................................................6
         2.2          Payment of Purchase Price................................6
         2.3          Deliveries by the Seller.................................6
         2.4          Deliveries by the Buyer..................................7
         2.5          Purchase Price Adjustment................................8

ARTICLE 3 Representations and Warranties of the Seller.........................9

         3.1          Organization.............................................9
         3.2          Authorization............................................9
         3.3          No Violations; No Consents or Approvals Required........10
         3.4          Financial Statements....................................10
         3.5          Title to Transferred Assets.............................10
         3.6          Transferred Contracts...................................10
         3.7          Absence of Change.......................................11
         3.8          Compliance with Law.....................................12
         3.9          Litigation..............................................13
         3.10         Intellectual Property...................................13
         3.11         Taxes...................................................14
         3.12         Inventories.............................................14
         3.13         Customers and Suppliers.................................14
         3.14         Sales Representatives, Dealers and Distributors.........15
         3.15         Sufficiency of Transferred Assets.......................15
         3.16         Transactions with Affiliates............................15
         3.17         Disclosure..............................................15
         3.18         Insurance...............................................15
         3.19         Sales and Promotional Activities........................15
         3.20         Brokers and Finders.....................................16

ARTICLE 4 Representations and Warranties of the Buyer.........................16

         4.1          Organization............................................16
         4.2          Authorization...........................................16
         4.3          Consents or Approvals...................................16
         4.4          Resale of Inventories...................................16
         4.5          Financing...............................................16
         4.6          Investigation by Buyer..................................16
         4.7          Hart-Scott-Rodino Compliance............................17
         4.8          Brokers and Finders.....................................17

ARTICLE 5 Covenants: Additional Agreements....................................17

         5.1          Conduct of the Transferred Business Pending Closing.....17
         5.2          Access..................................................18
         5.3          Intentionally Omitted...................................18
         5.4          Reasonable Efforts; Cooperation.........................18
         5.5          Regulatory Filings......................................19
         5.6          Public Announcements....................................19
         5.7          Confidentiality.........................................19
         5.8          Post-Closing Confidentiality............................19
         5.9          Need for Insurance......................................20
         5.10         Use of Name.............................................20
         5.11         License to Use Certain Trademarks and Trade Names.......20
         5.12         Delivery of Certain Documentation Relating to Intellectual
                      Property................................................20
         5.13         Delivery of Permits.....................................20
         5.14         Shipment of the Inventories.............................21
         5.15         Allocation of the Purchase Price........................21
         5.16         Exclusivity.............................................21
         5.17         Employee Matters........................................21
         5.18         Agreement Not To Compete................................22
         5.19         Returns.................................................22

ARTICLE 6 Conditions to Closing...............................................23

         6.1          Conditions to Obligations of Both Parties to Close......23
         6.2          Conditions to Obligation of the Buyer to Close..........23
         6.3          Conditions to Obligations of the Seller to Close........24

ARTICLE 7 Termination, Amendment and Waiver...................................25

         7.1          Termination.............................................25
         7.2          Amendment...............................................25
         7.3          Waiver..................................................25

ARTICLE 8 Indemnification.....................................................25

         8.1          Agreement to Indemnify..................................25
         8.2          Procedure for Indemnification...........................27
         8.3          Limitations on Indemnification..........................28
         8.4          Exclusivity.............................................29
         8.5          California Air Resources Board Matter...................29

ARTICLE 9             Miscellaneous...........................................30

         9.1          Expenses, Taxes.........................................30
         9.2          Further Assurances......................................30
         9.3          Notices.................................................30
         9.4          Headings................................................32
         9.5          Applicable Law..........................................32
         9.6          Assignment; No Third Party Beneficiaries................32
         9.7          Counterparts............................................32
         9.8          Entire Agreement........................................32
         9.9          Severability............................................33
         9.10         Bulk Sales..............................................33
         9.11         Refunds and Remittances.................................33
         9.12         No Waiver Relating to Claims for Fraud..................33
         9.13         Director and Officer Liability..........................33
         9.14         Specific Performance....................................34
         9.15         Assistance..............................................34

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT ("Agreement"), dated as of December 9, 1998, between Carson Products Company, a Delaware corporation (the "Seller"), and The Cutex Company, a Delaware corporation (the "Buyer").

         WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase, all of the Seller's right, title and interest in and to (I) all intellectual property relating to the CUTEX name for use in the United States and Puerto Rico (the "Territory") and certain related assets (including without limitation the intellectual property and certain related assets relating to the sale, distribution, packaging, manufacture and marketing of the Enamel/Treatment Products (as defined below) (the "Enamel/Treatment Business"), which intellectual property relating to the Enamel/Treatment Business shall be licensed by the Buyer to the Seller pursuant to the Enamel/Treatment Business License Agreement (as defined below)), and (II) the assets used in the business of selling, distributing, packaging, manufacturing and marketing CUTEX products in the Territory, including, without limiting the foregoing, the nail polish remover products and nail care implement products listed on Schedule I under the heading "Transferred Products" individually by SKU (all CUTEX products, excluding the Enamel/Treatment Products, are referred to as the "Transferred Products"), but excluding the nail enamel products and nail care treatment products listed on Schedule I under the heading "Enamel/Treatment Products" individually by SKU, which shall be retained by the Seller (together, the "Enamel/Treatment Products"), as more fully described in Section 1.1 (all such intellectual property and such business, insofar as it relates to the Transferred Products, the "Transferred Business"), and the Buyer will assume certain liabilities and obligations relating to the Transferred Business, as more fully described in Section 1.3, all upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Seller and the Buyer, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                         Transfer of Assets, Assumption
                        of Liabilities and Purchase Price

          1.1 Transfer of Assets and Business. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller all the right, title and interest of Seller in, to and under the Transferred Assets (as defined below). The "Transferred Assets" means and shall include the following assets that are used, held for use or intended to be used primarily in connection with the Transferred Business or, to the extent specified below, the Enamel/Treatment Business, and owned by the Seller as such assets and rights shall exist on the Closing Date (as defined in Section 2.1) subject, however, to the Seller's covenants, representations and warranties contained in this Agreement including, without limitation, those set forth in Articles 3 and 5:

          (i)       all  inventories  of  finished  Transferred   Products  (the
     "Inventories");

          (ii) subject to Section 1.4, all contracts, binding commitments, purchase or sales orders, licenses, and other agreements of any kind, oral or written ("Contracts"), to which the Seller is a party or by which Seller is bound that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Transferred Business, all of which are set forth on Schedule 1.1(ii) hereto and
     Schedule 3.10 hereto (the "Transferred Contracts") other than the Contracts specifically referred to in Section 1.2(xiii);

         (iii) all customer lists, sales and pricing information, advertising and promotional materials, and other marketing information, credit information, general intangibles, files, books of account, ledgers, general, financial and accounting records, invoices, suppliers' lists, other distribution lists, billing records, manuals, customer and supplier correspondence, computer data (in all cases, in any form or medium), and other books and records that are used, held for use or intended to be used primarily in, or that arise primarily out of, the conduct or operation of the Transferred Business, other than records kept for the Seller's financial reporting or Tax (as defined in Section 3.11) purposes (copies of which will be provided to Buyer at Closing) (the "Records");

          (iv) all trademarks, servicemarks, registrations and renewals thereof and applications therefor, trade names and logos and all goodwill associated therewith (the "Trademarks"), inventions, patents, design patents and patent applications (including renewals, reissues, divisions and continuations thereof) (the "Patents"), copyrights, manufacturing procedures and specifications, formulae, processes, quality control procedures, proprietary knowledge, trade secrets, trade dress, know-how, business names, brand names, copyright registrations, research records, records of inventions, test information, market surveys and all other intellectual property rights in the Territory, that are used, held for use or intended to be used primarily in the operation or conduct of the Transferred Business or the Enamel/Treatment Business including, without limiting the foregoing, those set forth on Schedule 3.10 (all of the above collectively referred to as the "Intellectual Property");

          (v) all goodwill of the Transferred Business and the Enamel/ Treatment Business, including the exclusive right in the Territory to represent oneself as the successor to the Transferred Business;

          (vi) to the extent transfer is permitted by law, all governmental licenses, permits, approvals and applications therefor relating to the Transferred Assets or the Enamel/Treatment Products;

          (vii) all tools, dies and molds owned and used, or held for use (whether by the Seller or on its behalf) in connection with the manufacture of the Transferred Products or the Enamel/Treatment Products, including those set forth on Schedule 1.1(vii).

          (viii) all specifications for the Transferred Products and the Enamel/Treatment Products and components and ingredients as set forth in
     Schedule 1.1(viii);

           (ix) subject to Section 5.19, all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Transferred Business;

          (x) all prepaid expenses, security deposits and prepaid items that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Transferred Business; and

          (xi) all rights, claims and credits to the extent relating to any other Transferred Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Transferred Asset or any Assumed Liability.

     1.2 Excluded Assets. Notwithstanding anything to the contrary herein; the parties understand and hereby agree that the Seller and its Affiliates shall not sell, transfer or assign to the Buyer those assets, properties and rights of the Seller or its Affiliates listed below:

     (i)       any cash, cash equivalents, investments and bank accounts;

     (ii) any accounts receivable existing as of the close of business on the Closing Date;

     (iii) any rights to the name "Carson" or any variants or derivatives thereof;

     (iv) any assets related to any employee benefit plan of the Seller or its Affiliates in which any employees of the Seller or its Affiliates participate, including without limitation the right to receive refunds or or credits for any contributions to any such plan made by the Seller or its Affiliates;

     (v) any refunds or claims for refunds from Federal, state or local Taxing authorities with respect to Taxes paid or to be paid by the Seller or its Affiliates;

     (vi)      refunds and   rebates  by  insurers  in respect of any  insurance
     policies  of the Seller or its Affiliates  canceled as of the Closing Date;

     (vii)     all  corporate   charter  documents,  minute  books,  stockholder
     records, stock transfer records, corporate seals and similar corporate records of the Seller and its Affiliates;

     (viii) records related to (A) Excluded Assets (as defined in this Section 1.2), (B) Retained Liabilities (as defined in Section 1.3), and (C) the negotiation and consummation of the transactions contemplated by this Agreement, including without limitation confidential communications with legal counsel representing the Seller and its Affiliates;

     (ix)      all Tax and  other deposits or  prepayments   made in  respect of
     any Retained  Liabilities;

     (x) any claims against governmental entities or third parties (including pursuant to Transferred Contracts) to the extent relating to the operation of the Transferred Business prior to or on the Closing Date, as set forth on Schedule 1.2(x) or to the extent any such claim relates to any Retained Liability (including the matters described in Sections 8.1(a)(viii) and (ix));

     (xi) the right to assert the attorney-client privilege with respect to any confidential communications between the Seller and its Affiliates and any legal counsel representing the Seller and its Affiliates in connection with the sale of the Transferred Business;

     (xii) any Contracts, assets, properties and rights of the Seller or its Affiliates not listed in Section 1.1 relating exclusively to the Enamel/Treatment Business, including, without limitation, the Manufacturing Agreement dated April 30, 1997, between the Seller and AM Cosmetics, Inc.;

     (xiii) any other Contracts, assets, properties and rights of the Seller or its Affiliates not listed in Section 1.1 unless provided for elsewhere in this Agreement, including, without limitation, the Asset Purchase Agreement dated March 27, 1997 by and between Conopco, Inc. d/b/a Chesebrough-Pond's USA Co. ("C-P") and Carson, Inc., and the exhibits thereto, the Asset Purchase Agreement dated March 27, 1997 by and between Jean Philippe Fragrances, Inc. and Carson, Inc., and the exhibits thereto, and the Broker Agreement dated as of the 19th day of September, 1997 between the Seller and AM Cosmetics, Inc.; and

     (xiv) the two trailer loads of damaged nail enamel remover products that are located on Arthur Wells' property.

         All of the Contracts, assets, properties and rights of the Seller and its Affiliates referred to in this Section 1.2 are hereinafter collectively referred to as the "Excluded Assets".

         The Buyer acknowledges that the Seller is not conveying, pursuant to this Agreement, any rights to use the Intellectual Property in any country other than the United States and Puerto Rico.

         For purposes of this Agreement, "Affiliate" or "Affiliates" shall mean any person or entity that directly or indirectly controls, is controlled by or is under common control with another person or entity and shall include, without limitation, any direct or indirect parent or subsidiary of the foregoing and their successors and assigns, and "control", "controlled" and "common control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of such person or entity to the extent permitted by any law, rule or regulation, whether through the ownership of voting interests, by contract, employment relationship or otherwise.

     1.3       Assumption of Certain Liabilities.

     (a) On the terms and subject to the conditions of this Agreement, the Buyer shall assume effective as of the Closing and thereafter pay, perform and discharge as and when due the following obligations and liabilities of the Seller with respect to the Transferred Business:

     (i) all liabilities and obligations to the extent accruing with respect to periods after the Closing Date under the Transferred Contracts (exclusive, however, of any liabilities or obligations arising thereunder as a result of any breach, default or failure of the Seller to perform any covenants or obligations required to be performed by the Seller during any periods prior to the close of business on the Closing Date);

     (ii) subject to Section 5.19, all returns of Transferred Products after the close of business on the Closing Date; and

     (iii) all liabilities and obligations arising out of Buyer's ownership or use of the Transferred Assets or the operation of the Transferred Business after the close of business on the Closing Date.

     (b) The liabilities and obligations of the Seller to be assumed by the Buyer pursuant to Section 1.3(a) are hereinafter referred to as the "Assumed Liabilities". Notwithstanding any other provision of this Agreement and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities and obligations of the Seller not specifically referred to as being assumed by the Buyer in Section 1.3(a), all of which shall remain the sole responsibility of, and shall be paid, performed and discharged when due by, the Seller and are hereinafter referred to as the "Retained Liabilities". After the Closing Date, Seller shall retain all liabilities related to the Transferred Business not specifically assumed by the Buyer pursuant to Section 1.3.

     1.4 Consents to Certain Assignments. If the Seller is unable to obtain a consent, which is required, to the assignment of any Transferred Contract despite the use of commercially reasonable efforts, the Closing shall nonetheless take place and the Seller shall continue to use all commercially reasonable efforts to secure such consent after the Closing or otherwise to transfer or provide to the Buyer the same economic benefits of such Contract as if it had been assigned to the Buyer, provided, however, that to the extent, and only to the extent, Buyer is able to receive the economic benefits under such Contract, Buyer shall be responsible for the costs and expenses and Assumed Liabilities with respect to such contracts for all periods after the close of business on the Closing Date. In no event shall the use of commercially reasonable efforts require the payment of any consideration by the Seller. However, if the failure to obtain such consent will materially adversely affect Buyer or its ability to consummate this Agreement or operate the Transferred Business, Buyer may terminate this Agreement with no further liability to either party.

     1.5 Purchase Price. The purchase price for the Transferred Assets and the Transition Services Agreement is Thirty Million United States Dollars (U.S.$30,000,000) payable in cash at the Closing (the "Purchase Price").

                                   ARTICLE 2


                       Closing and Post Closing Adjustment

     2.1 Closing. Subject to the satisfaction of the conditions set forth in Article 6, the closing of the transactions contemplated hereby (the "Closing") shall occur at the offices of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York at 10:00 o'clock a.m. (local time) on December 9, 1998 or such other time and date as the parties may agree upon. The date on which the Closing takes place is herein called the "Closing Date".

     2.2 Payment of Purchase Price. On the Closing Date, the Buyer shall pay, by wire transfer of immediately available funds to the Seller's account at the bank and account number which Seller will provide to Buyer prior to Closing, an amount equal to the Purchase Price.

     2.3 Deliveries by the Seller. At the Closing, the Seller shall execute and deliver to the Buyer the following:

     (i)       a Bill of Sale, substantially in the form of Exhibit A;

     (ii) Assignment and Assumption Agreements substantially in the form of Exhibit B for the Transferred Contracts, including, without limitation:

               (A) an Assignment and Assumption Agreement with respect to the Manufacturing Agreement dated as of April 30, 1997 between C-P and the Seller (the "C-P Manufacturing Agreement"), substantially in the form of Exhibit C;

               (B) an Assignment and Assumption Agreement with respect to the royalty-free, non-exclusive License Agreement, dated as of April 30, 1997, between the Seller and C-P, with a term for the life of the patent, including any renewals, continuations, revisions or reissues thereof, under U.S. Patent No. 4,829,092 to permit the Buyer to continue to sell the CUTEX nail polish remover products utilizing the technology claimed in U.S. Patent No. 4,829,092, substantially in the form of Exhibit D;

               (C) an Assignment and Assumption Agreement with respect to the royalty-free, non-exclusive License Agreement, dated as of April 30, 1997, between Seller and C-P, which permits C-P to use certain patents owned by the Seller to the extent necessary to supply nail polish remover products under the CUTEX Trademark to the Seller in the Territory and to Unilever PLC and N.V. or their successors and assigns outside the Territory, substantially in the form of Exhibit E; and

               (D) an Assignment and Assumption Agreement with respect to the royalty-free License Agreement, dated as of October 25, 1990, between Thomas J. Lipton, Inc. and C-P, substantially in the form of Exhibit F;

     (iii)     the Consents (as defined in Section 3.3);

     (iv) Assignments for the Patents, Trademarks and other Intellectual Property including, without limiting the foregoing, those set forth on
     Schedule  3.10  substantially  in the forms set forth in Exhibits G1-G4;

     (v) a Copyright Assignment, substantially in the form of Exhibit H, for the copyrights included in the Intellectual Property;

     (vi)      the  certificates and documents required pursuant to Section 6.2;

     (vii) such other assignments, agreements, documents and instruments as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement and to vest in Buyer the good and valid title to the Transferred Assets and the Transferred Business free and clear of any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any condition sale contract, title retention contract or other contract to give any of the foregoing ("Liens");

     (viii) a good standing certificate of Seller, an incumbency certificate and a certified copy of resolutions duly adopted by the board of directors of the Seller or an authorized committee thereof authorizing and approving the execution and delivery of this Agreement (and the other documents and instruments contemplated hereby) by the Seller and the performance by the Seller of its obligations hereunder and thereunder;

     (ix)       a    transition  services  agreement (the  "Transition  Services
     Agreement") with respect to the operation of the Transferred Business after the Closing, substantially in the form of Exhibit I; and

     (x)  an  Option  Agreement  relating  to  the  Enamel/Treatment   Business,
     substantially in the form of Exhibit J (the "Option Agreement").

     2.4 Deliveries by the Buyer. At the Closing, the Buyer shall execute and deliver or cause to be executed and delivered to the Seller the following:

     (i)       the Bill of Sale referred to in Section 2.3(i);

     (ii)      the Assignment and Assumption Agreements  referred to in  Section
     2.3(ii);

     (iii) a perpetual, royalty-free, exclusive License Agreement between the Seller and the Buyer, which permits the Seller to use the CUTEX Trademarks set forth on Exhibit A to the License Agreement in connection with the manufacture, packaging, distribution, sale and marketing of nail enamel products and nail care treatment products for application directly on the nails or cuticles in the Territory, substantially in the form of Exhibit K (the "Enamel/Treatment Business License Agreement");

     (iv)      the Option Agreement;

     (v)       the Transition Services Agreement;

     (vi) such other instruments of assumption as shall be reasonably necessary to vest in the Buyer, as of the close of business on the Closing Date, the Assumed Liabilities, and the certificates and documents required pursuant to Section 6.3; and

     (vii) a good standing certificate of Buyer, an incumbency certificate and a certified copy of resolutions duly adopted by the board of directors of the Buyer or an authorized committee thereof authorizing and approving the execution and delivery of this Agreement (and the other documents and instruments contemplated hereby) by the Buyer and the performance by the Buyer of its obligations hereunder and thereunder.

     2.5 Purchase Price Adjustment. (a)Within three (3) business days following the Closing, the Seller shall deliver to the Buyer a statement (the "Closing Date Inventory Statement") of the Inventory Cost (as defined below) of the Inventories as of the Closing Date (the "Closing Date Inventory Amount"). The Closing Date Inventory Amount shall reflect a physical count of the Inventories conducted by the Seller and its representatives at the opening of business on the second business day following the Closing Date. The Buyer and its representatives shall have the right to observe the physical count of the Inventories, review all books, work papers and procedures in connection with the preparation of the Closing Date Inventory Statement and perform any other reasonable procedures necessary to verify the accuracy thereof.

     (b) Unless the Buyer notifies the Seller in writing within thirty (30) days after receipt of the Closing Date Inventory Statement that the Buyer objects to the Seller's calculation of the Closing Date Inventory Amount on the grounds that the Closing Date Inventory Statement (i) was not prepared in accordance with this Section 2.5 and/or (ii) contained arithmetic or counting errors and specifies in reasonable detail the basis for such objection, the Closing Date Inventory Statement shall become final and binding upon the parties for purposes of the adjustment to the Purchase Price pursuant to Section 2.5(c). If the Buyer submits written objections to the Seller within such period, the Buyer and the Seller shall negotiate in good faith to resolve such objections during the thirty (30) day period after the Seller's receipt of the Buyer's notice of objections. During such thirty (30) day period, the Seller and its representatives shall have the right to review all books and work papers and procedures related to such notice of objections, the calculation thereof and basis therefor. If the Buyer and the Seller are unable in good faith to resolve such objections within such thirty (30) day period, the disputed matters shall be submitted to a nationally recognized public accounting firm mutually agreed upon by the Buyer and the Seller to determine the Closing Date Inventory Amount in accordance with this Section 2.5 (or, if the Buyer and the Seller are unable to agree upon a firm within ten (10) days after the end of such thirty (30) day period, then the Buyer and the Seller shall each select a nationally recognized public accounting firm and such firms shall jointly select a third nationally recognized independent accounting firm to resolve the disputed matters). The accounting firm selected in accordance with the previous sentence is referred to herein as the "Independent Accounting Firm". The decision of the Independent Accounting Firm shall be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm shall be borne by the Buyer and the Seller in the inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. After final determination of any disputes with respect to the Closing Date Inventory Amount as set forth on the Closing Date Inventory Statement, the parties shall have no further right to make any claims against each other with respect to any element of the calculation of the Closing Date Inventory Amount.

     (c) The Purchase Price shall be decreased by the amount by which the Closing Date Inventory Amount is less than $1,856,102.55. The Purchase Price shall be increased by the amount by which the Closing Date Inventory Amount is greater than $1,856,102.55 and less than $2,500,000. If the Closing Date Inventory Amount is greater than $2,500,000, the Purchase Price shall be increased by $643,897.45 and the Buyer shall purchase the Inventory in excess of $2,500,000 (which, notwithstanding anything to the contrary contained in this Agreement, shall be retained by Seller as an Excluded Asset) from the Seller from time to time on an as needed basis at the Inventory Cost. The Seller will not sell such excess Inventory to any other party without the consent of the Buyer. Within five business days after the Closing Date Inventory Statement has been finally determined in accordance with this Section 2.5, the adjustment payable by the Buyer or the Seller, as the case may be, shall be paid by the Seller or the Buyer, as the case may be, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment. Such payment shall be made by wire transfer of immediately available funds by the Buyer or the Seller, as the case may be.

     (d) Notwithstanding anything in this Agreement to the contrary, Inventory shall be valued at the standard cost as established in the C-P Manufacturing Agreement as currently in effect ("Standard Cost") less an amount attributable to appropriate reserves and allowances established in accordance with generally accepted accounting principles consistently applied ("Inventory Cost").

                                   ARTICLE 3

                  Representations and Warranties of the Seller

     The Seller represents and warrants to the Buyer as follows:

     3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of the Transferred Business currently conducted requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Transferred Business.

     3.2 Authorization. The Seller has full corporate power and authority to carry on the Transferred Business as now conducted and to own or lease the Transferred Assets. The Seller has full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby to be executed and delivered by the Seller and to consummate the transactions contemplated hereby and thereby. The Seller has taken all corporate action required to authorize the execution and delivery of this Agreement and all other documents contemplated hereby to be executed and delivered by the Seller and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and on the Closing Date the other documents to be executed by the Seller hereunder will be, duly executed and delivered by the Seller and this Agreement is, and on the Closing Date each of such other documents will be, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

     3.3 No Violations; No Consents or Approvals Required. Neither the execution and delivery of this Agreement or the other documents to be executed on the Closing Date by the Seller nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of the certificate or articles of incorporation or by-laws of the Seller, (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Seller, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of any Lien (as such term is defined in Section 3.5) pursuant to, any agreement or other instrument to which the Seller is a party or by which any of its assets are bound. Except for the consents of third parties specified in
Schedule 3.3 (collectively, the "Consents"), no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be given, made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement.

     3.4 Financial Statements. Attached hereto as Schedule 3.4(i) are the Unaudited Statements of Sales and Profit Before Indirects of the Transferred Business as operated by the Seller's predecessor for each of the calendar years 1995 and 1996, which statements were previously provided to the Seller by the predecessor. Attached hereto as Schedule 3.4(ii) are the Unaudited Statements of Sales and Profit Before Indirects of the Transferred Business (together with the Interim Financial Statements, the "Financial Statements") for the portion of calendar year 1997 during which the Seller owned the Transferred Business and interim monthly unaudited statements of sales and profit before indirects of the Transferred Business for the period January 1, 1998 through October 31, 1998 (the "Interim Financial Statements"). The Financial Statements: (i) were prepared in accordance with U.S. generally accepted accounting principles, subject to the applications and the exceptions set forth on Schedule 3.4(iii), consistently applied (the "Seller's Accounting Principles"), and (ii) are true, accurate, complete and fairly present, in accordance with Seller's Accounting Principles, the sales and profit before indirects of the Transferred Business for the periods indicated.

     3.5 Title to Transferred Assets. Except as set forth in Schedule 3.5, the Seller has good title to the Transferred Assets, free and clear of all Liens.

     3.6 Transferred Contracts. (a) Schedule 1.1(ii), together with Schedule 3.10, contains a complete and correct list of all Transferred Contracts.

     (b) The Seller has delivered or made available to the Buyer complete and correct copies of all written Transferred Contracts on Schedules 1.1(ii) and
3.10. The Transferred Contracts are in full force and effect and enforceable in accordance with their terms, and there does not exist thereunder any material default or event or condition that, after notice or lapse of time or both, would constitute a material default thereunder by the Seller or, to the best of the Seller's knowledge, by any other party thereto. The Seller has not received any written notice that any party to any of the Transferred Contracts intends to cancel or terminate such agreement.

     (c) Except for the Consents identified on Schedule 3.3, all Transferred Contracts listed on Schedules 1.1(ii) and 3.10 are assignable by the Seller to the Buyer without the consent of any other person or entity. Schedule 3.3 sets forth each Transferred Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

     3.7 Absence of Change. Except as disclosed in Schedule 3.7, since December 31, 1997 (the "Financial Statement Date"), the Transferred Business has been operated only in the ordinary course in a manner consistent with Seller's past practice ("in the ordinary course of business"), there has been no material adverse change in the Transferred Business or the Transferred Assets and the Seller has not, with respect to the Transferred Business:

     (a) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially adversely affecting the Transferred Business or the Transferred Assets;

     (b) sold, assigned, transferred, leased or otherwise disposed of any of the tangible or intangible assets of the Transferred Business (except for Inventory in the ordinary course of business), including the Intellectual Property;

     (c) mortgaged, pledged, granted or suffered to exist any Lien on the Transferred Assets;

     (d) other than in the ordinary course of business, entered into, made any amendment of or terminated any lease, contract, license or other agreement of the Transferred Business;

     (e) effected any material change in the accounting practices, procedures or methods of the Transferred Business;

     (f) entered into any other transaction other than in the ordinary course of business, or changed in any material respects the policies or practices of the Transferred Business;

     (g) written down or written up the value of any inventories or receivables or revalued any assets of the Seller other than in the ordinary course of business;

     (h) other than in the ordinary course of business, amended, terminated, canceled or compromised any claims of the Seller or waived any other rights of value to the Transferred Business or any of the Transferred Assets;

     (i) merged with, entered into a consolidation with,or acquired an interest in any person or entity or acquired a substantial portion of the assets or business of any person or entity or any division or line of business thereof, or otherwise acquired any material assets;

     (j) except in the ordinary course of business, incurred or assumed any indebtedness or liability;

     (k) made any loan to, guaranteed any indebtedness of, or otherwise incurred any indebtedness on behalf of any person or entity whether or not an Affiliate of Seller;

     (l)  failed to pay any creditor any amount owed to  such creditor when due;

     (m) failed to prosecute any Trademark application or failed to maintain any registration for a Trademark used by Seller or permitted to lapse any Patent application or Patent by failing to respond to any Patent Office actions or by failing to pay any renewal fees respectively, which or under which, Seller has any right or license;

     (n) allowed any permit or license material to the operations of the Transferred Business that was issued or relates to Seller or otherwise relates to the Transferred Business or Transferred Assets to lapse or terminate or failed to renew any insurance policy, permit or license that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

     (o) other than in the ordinary course of business, amended, modified or consented to the termination of, or entered into, any Transferred Contract, or Seller's rights thereunder;

     (p)  suffered any unusual buildup of its Inventories;

     (q) taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1;

     (r) modified its pricing, promotional or shipping practices or taken any other actions within thirty (30) days prior to Closing intended to accelerate sales;

     (s) permitted any Affiliate or any other person to appropriate or use any tangible or intangible asset of the Transferred Business; or

     (t) entered into any agreement to take any of the types of action described in subsections (a) through (s) above.

     3.8 Compliance with Law. The Transferred Business and Transferred Assets are in compliance with all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities, including without limitation those relating to health and safety, toxic substances, thc Food, Drug and Cosmetics Act and Good Manufacturing Practices and also with the terms of all governmental authorizations and approvals ("Permits"), except as set forth in Schedule 3.8 or where the failure to so comply would not have a material adverse effect on the Transferred Business or the Transferred Assets. Schedule 3.8 sets forth a list of all Permits that are required for the Seller to conduct the Transferred Business as currently conducted. All such Permits are in full force and effect and no proceedings are pending or, to the Seller's knowledge, threatened that may result in the revocation, cancellation or suspension thereof. Except as set forth in Schedule 3.8, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.9 Litigation. Except as set forth in Schedule 3.9, there are no claims, actions, suits, proceedings (including administrative proceedings) or investigations pending or, to the best of the Seller's knowledge, threatened before any court, arbitrator or governmental agency to which the Seller is a party and that relate to the Transferred Assets or the Transferred Business or in which any person or entity seeks to prevent, enjoin or restrain the consummation of the transactions contemplated by this Agreement.

     3.10 Intellectual Property. Schedule 3.10 sets forth a true and complete list of all Trademarks, Copyrights and Patents registrations and applications, owned, used, filed by or licensed to Seller and used, held for use or intended to be used primarily in the operation or conduct of the Transferred Business. As of the Closing, Buyer will have obtained all title to or license rights in the Intellectual Property necessary to conduct the Transferred Business in the Territory as presently constituted or conducted. With respect to all
Intellectual Property that is registered or subject to an application for registration, Schedule 3.10 sets forth a list of all jurisdictions in the Territory in which such Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in
Schedule 3.10, all the Intellectual Property has been duly registered in, filed in or issued by the appropriate governmental entity where such registration, filing or issuance is necessary or appropriate for the conduct of the
Transferred Business as presently conducted. Except as set forth in Schedule 3.10, Seller is the sole and exclusive owner of the Intellectual Property, and Seller has the right to use, reproduce, display, distribute and license, without payment to any other person, all the Intellectual Property and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and Seller has not received any written communication from any person asserting that Seller's use of the Intellectual Property is infringing upon any proprietary rights of any other person. Except as set forth in Schedule 3.10, the Seller has not granted to or received a grant from any third party any of license or other right to any of the Intellectual Property. Except as set forth in Schedule 3.10, there is no claim pending or, to the best of the Seller's knowledge, threatened alleging that the Seller's use or ownership of the Intellectual Property infringes or has infringed the rights of any third party and, to the best of the Seller's knowledge, such use of the Intellectual Property by the Transferred Business as currently conducted does not infringe upon any such rights. To the best of the Seller's knowledge, except as set forth on Schedule 3.10, no third party is infringing upon the Seller's rights in the Intellectual Property. The Seller does not own or use any other item of Intellectual Property except as described in the above referenced list, which is material to the Transferred Business. The Patents and registrations for the Trademarks have not been revoked or cancelled due to the failure to pay any Taxes or maintenance fees. Seller, as set forth in Schedule 3.10, has good and valid title to the Intellectual Property free and clear of all Liens. The Patents and registrations for the Trademarks have been properly maintained and renewed in accordance with all applicable laws and in all applicable governmental offices, and are freely transferable.

     3.11 Taxes. All material federal, state and local Tax returns, reports and declarations of every kind required to be filed by or on behalf of the Seller with respect to the Transferred Business prior to the Closing Date have been or will be timely filed, and all material Taxes required to be paid with respect to the periods covered by such returns have been paid or will be timely paid and no material Tax Liens have been filed and no material claims are being asserted in writing with respect to Taxes. The Seller has timely paid or will timely pay all material Taxes imposed on them with respect to the Transferred Business, including with respect to the transactions contemplated by this Agreement except as provided in Section 9.1, that are due and payable for each period ending on or prior to the Closing Date and the portion ending on the Closing Date of any period that includes but ends after the Closing Date. For purposes of this Agreement, "Taxes" shall mean any tax, including, but not limited to, levies, duties, charges, charges for use of municipal properties and services, assessments, deductions, withholdings or liabilities imposed by any federal, state, provincial, municipal or foreign authority and any other taxes of any nature imposed by any federal, state, provincial, municipal or foreign authority in any name and under any form, including, without limitation, income tax, tax on assets, value added tax, turnover tax, excise tax and social security withholdings and contributions, as well as any other charges imposed similar to Taxes, and all penalties, interest, fines and other additions to Taxes.

     3.12 Inventories. The Inventories to be reflected on the Closing Date Inventory Statement will be manufactured in conformity in all material respects with applicable specifications, except as described on Schedule 3.12. Since the Financial Statement Date, there have been no material changes in the Inventories except in the ordinary course of business. Seller has good and valid title to the Inventories free and clear of all Liens. The Inventories are accounted for using the first-in, first-out method. The Inventories do not consist of any items held on consignment. Seller is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of its customers other than in the ordinary course of business. No clearance or extraordinary sale of the Inventories has been conducted since December 31, 1997. Schedule 3.12 sets forth a complete list of the addresses of the warehouses and other facilities in which the Inventories (controlled by Seller in the Territory) are located. The Inventories are not in excess of the normal purchasing patterns of the Seller. Since the Financial Statement Date, there has not been any write-down of the value of, or establishment of any reserves against, any Inventory of the Transferred Business, except for write-downs and reserves in the ordinary course of business and consistent with past practice.

     3.13 Customers and Suppliers. Schedule 3.13 sets forth the names of the ten
(10) largest customers and suppliers (in dollar volume) of the Transferred Business for the eleven-month period ended November 30, 1998. Except as set forth in Schedule 3.13, no customer or supplier represented more than 5% of the sales or purchases, respectively, of the Transferred Business during its most recent full fiscal year. Except as set forth on Schedule 3.13, no such customer or supplier has ceased, materially reduced or materially changed its method of doing business with the Seller (including without limitation the terms thereof) nor has Seller received any notice or information, orally or in writing, that any such customer or supplier intends to cease, materially reduce or materially change its method of doing business with Seller for any reason, including, without limitation, as a result of the consummation of the transactions contemplated hereby. Seller's relationship with each customer and supplier is a good commercial working relationship. Except as disclosed on Schedule 3.13, Seller has not any direct or indirect interest in any competitor, customer or supplier of the Transferred Business or Seller.

     3.14 Sales Representatives, Dealers and Distributors. Except as set forth in Schedule 3.14, Seller, with respect to the Transferred Business, is not a party to any contract or agreement with any person or entity under which such other person or entity is a sales agent, representative, dealer or distributor of any of the products of Seller or the Transferred Business which by its terms cannot be terminated at will or on not more than 30 days' prior notice without penalty or further payment and there has been no change in the rate of compensation paid or payable to any such person or entity since December 31, 1997.

     3.15 Sufficiency of Transferred Assets. As a result of the transfers, sales and assignments contemplated by this Agreement, subsequent to Closing Buyer will have obtained all necessary technology, know-how, patents, trademarks, copyrights, licenses, permits, consents or other property rights necessary to the conduct of the Transferred Business as presently constituted in all material respects.

     3.16 Transactions with Affiliates. No Contract between the Transferred Business, on the one hand, and Seller or any of its Affiliates, on the other hand, will continue in effect subsequent to the Closing. After the Closing none of Seller's Affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the Transferred Business.

     3.17 Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of Seller to Buyer or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

     3.18 Insurance. Seller maintains policies of fire and casualty, liability and other forms of insurance which cover the Transferred Business as well as Seller's other businesses in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the Transferred Business, and all premiums due and payable thereon have been paid with respect to any period ending prior to the Closing Date.

     3.19 Sales and Promotional Activities. Schedule 3.19 is a true and complete list of all sales and promotional activities performed or conducted by Seller since September 1, 1998 relating to the Transferred Business, including all sales or promotional activities scheduled to be performed or conducted by Seller prior to the Closing.

     3.20 Brokers and Finders. Except for Merrill Lynch & Co., whose fees are the sole responsibility of Seller, neither the Seller nor any of its Affiliates have dealt with any finders, brokers, agents or others in connection with the transactions contemplated by this Agreement.

     As a material inducement to Buyer to consummate this Agreement, at the time of the Closing each of the specific representations and warranties of the Seller set forth in this Article 3 will be deemed to be remade by the Seller as of the time of the Closing.

                                   ARTICLE 4

                   Representations and Warranties of the Buyer

         The Buyer hereby represents and warrants to the Seller as follows:

     4.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authorization. The Buyer has the corporate power to execute and deliver this Agreement and all other documents contemplated hereby to be executed and delivered by the Buyer, and to consummate the transactions contemplated hereby and thereby. The Buyer has taken all corporate or other action required to authorize the execution and delivery of this Agreement and all other documents contemplated hereby and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been and, on the Closing Date the other documents will be, duly executed and delivered by the Buyer and this Agreement is, and on the Closing Date such other documents will be, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

     4.3 Consents or Approvals. Except as set forth on Schedule 4.3, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any third party is required to be given, made or obtained by the Buyer in connection with the execution, delivery or performance of this Agreement.

     4.4 Resale of Inventories. The Inventories are being acquired by the Buyer solely for the purpose of resale.

     4.5 Financing. Schedule 4.5 hereto sets forth the financing commitments obtained by Buyer in connection with the transactions contemplated by this Agreement. Buyer has provided Sellers with a true and complete copy of any such written commitment prior to the execution and delivery of this Agreement.

     4.6 Investigation by Buyer. In entering into this Agreement, Buyer acknowledges that, except for the specific representations and warranties of the Seller contained in this Agreement, neither the Seller, any of its Affiliates nor any of their respective directors, officers, employees, agents, advisors or representatives makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, Affiliates, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above).

     4.7 Hart-Scott-Rodino Compliance. For purposes of determining whether a filing will be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the transactions contemplated by this Agreement, Buyer, as the "acquiring person", (i) is newly formed and does not have a regularly prepared balance sheet and (ii) excluding cash being used for payment of the Purchase Price and other expenses incidental to this acquisition, does not have total assets or annual net sales of $10 million or more.

     4.8 Brokers and Finders. Neither the Buyer nor any of its Affiliates has dealt with any broker, finder, agent or others in connection with the transactions contemplated hereby.

                                   ARTICLE 5

                        Covenants: Additional Agreements

     5.1 Conduct of the Transferred Business Pending Closing. From and after the date of this Agreement until the Closing Date, the Seller shall, with respect to the Transferred Business and the Transferred Assets, except as otherwise agreed or approved by the Buyer:

     (a)  carry  on  the   Transferred   Business  in  the  ordinary  course  in
substantially the same manner as heretofore conducted;

     (b) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained;

     (c)  perform  in  all  material   respects  their   obligations  under  the
Transferred Contracts;

     (d) comply in all material respects with applicable requirements of laws, rules, regulations, orders, ordinances and directives, whether federal, state or local or otherwise;

     (e) not amend, modify, cancel or waive compliance with any provision of any Transferred Contracts listed on Schedules 1.1(ii) or 3.10;

     (f)  use   commercially   reasonable   efforts  to  preserve   the  current
relationships of the Transferred Business with its customers, suppliers and distributors;

     (g) not sell, assign, transfer or lease any of the Transferred Assets (except for Inventory in the ordinary course of business);

     (h) other than in the ordinary course of business, not waive any rights of material value or cancel, discharge, satisfy or pay any debt, claim, lien, liability or obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due;

     (i) not effect any material change in the accounting practices, procedures or methods of the Transferred Business;

     (j) not enter into any transaction other than in the ordinary course of business, or change in any material respects any of the business policies or practices of the Transferred Business;

     (k) not do or fail to do anything which would make any representations or warranties in the Agreement or any certificate or other document contemplated thereby, untrue;

     (l) give written notice to the Buyer promptly after the Seller becomes aware of the occurrence of any event or series of events that materially adversely affects the Transferred Business; and

     (m) not pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates, except for intercompany transactions in the ordinary course of business.

     5.2 Access. (a) From the date of execution of this Agreement to the Closing Date, the Seller shall give to the Buyer and its representatives and agents reasonable access during normal business hours upon reasonable prior notice to the assets, books and records of the Transferred Business and furnish to the Buyer such documents and information concerning the Transferred Business as the Buyer from time to time may reasonably request, provided, however, that the Seller may preclude access to trade secrets and formulas.

     (b) Following the Closing Date, the Buyer and the Seller shall make available on a reasonable basis to each other, and to each other's representatives and agents, any financial data and other information that the Seller or the Buyer have relating to the Transferred Business: (i) to permit the preparation of any Tax returns; (ii) in connection with any governmental examination of Tax returns relating to the Transferred Business; (iii) to defend or prosecute any claims relating to the Transferred Business; or (iv) for any other proper purpose. A party's reasonable out-of-pocket expenses in connection with responding to any such request shall be reimbursed by the requesting party.

     5.3 Intentionally Omitted.

     5.4 Reasonable Efforts; Cooperation. Each party will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to perform its obligations hereunder and to satisfy the conditions to the Closing and to consummate the transactions contemplated by this Agreement and shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to cause all waiting periods thereunder to expire or terminate.

     5.5 Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency.

     5.6 Public Announcements. Prior to the Closing, none of the parties hereto shall issue any press release or otherwise make any public statements to the media with respect to this Agreement or the transactions contemplated hereby, and after the Closing none of the parties hereto shall issue any press release or otherwise make any public statements to the media with respect to this Agreement and the other documents to be executed and delivered in connection herewith, except in each case with the prior written approval of all of the other parties hereto, unless required by law; provided, however, that after the Closing the Buyer may make public statements regarding the Transferred Assets that do not mention the Seller without the Seller's prior consent.

     5.7 Confidentiality. The Buyer and the Seller shall not disclose, use or permit their officers, employees, counsel, accountants or other representatives or agents to disclose or use, directly or indirectly, any information about the Buyer, Seller or their Affiliates, or the Transferred Business, other than information in the public domain, information required by Buyer's lenders, and information they knew (and which was not restricted from disclosing or using) before they were first contacted by the Buyer, Seller or their representatives in connection with the sale of the Transferred Assets, provided that such confidentiality obligation of the Buyer shall expire, but only with respect to information about the Transferred Business and not with respect to information about the Seller, upon the Closing Date. If the transaction contemplated hereby is not consummated, the parties, upon the request of each other, shall return all written information and documents received in connection with the proposed sale of Transferred Assets (other than drafts of this Agreement) and shall destroy and cause their officers, employees, counsel, accountants and other representatives and agents to destroy any copies of such information and documents and any notes or abstracts of information in their possession reflecting such information and documents or other confidential information received in connection with this transaction about the parties, their Affiliates or the Transferred Business. The provisions of this Section 5.7 supplement and are in addition to, not in lieu of, the provisions of any and all other agreements between the parties and their Affiliates respecting confidentiality of information. The provisions of any such other agreements shall remain in full force and effect, provided that in the event of an inconsistency or conflict between the provisions of such other agreements and this Section 5.7, the provisions of this Section 5.7 shall control (except for Section 21 of the Manufacturing Agreement and Section 5.8 below).

     5.8 Post-Closing Confidentiality. The Seller, for a period of five (5) years from the Closing Date, shall maintain and cause its Affiliates to maintain the confidentiality of information regarding the Transferred Business, the Transferred Assets, the Buyer and its Affiliates ("Confidential Information") unless disclosure of such information is required by law or in connection with a proceeding arising out of or relating to this Agreement. Confidential Information is understood not to include (i) information which is currently in the public domain, or (ii) information which falls into the public domain through no fault of the Seller, or (iii) information which comes to the Seller through a third party unrelated to Buyer or its Affiliates who has the right to receive and disclose the same. The Seller and its Affiliates agree that damages at law for violation of any of the foregoing covenants may not be an adequate remedy and that if Seller or its Affiliates violate any of the provisions hereof, in addition to any other available rights or remedies, Buyer, its Affiliates and their successors and assigns, shall be entitled to seek temporary or permanent injunctive relief with regard to such violation.

     5.9 Need for Insurance. The Buyer acknowledges that as of the Closing it shall be Buyer's obligation to obtain products liability coverage for the Transferred Business. Seller shall maintain insurance coverage for the
Transferred Business as to inventory produced by or for Seller and for Transferred Products sold by Seller prior to the Closing Date.

     5.10 Use of Name. From and after the Closing Date, except as and to the extent provided on the Enamel/Treatment Business License Agreement, the Seller shall cease and desist from using the Trademarks of the Transferred Business including "CUTEX", any variation thereof and any name confusingly similar thereto. Notwithstanding the foregoing, Buyer shall permit the Seller to sell damaged or obsolete Inventories not purchased by the Buyer to any account other than to the normal, usual or customary (including, without limitation, those referred to in Schedule 3.13 of this Agreement) accounts.

     5.11  License to Use  Certain  Trademarks  and Trade  Names.  (a) After the
Closing Date, the Seller hereby permits and gives the Buyer a royalty-free, non-exclusive right and license in the Territory, solely in connection with the sale of Inventories, to use any name, logo, design, UPC Code and any other trademarks or service marks owned and used by the Seller which appear on Transferred Products which have been sold prior to the Closing Date and which are not part of the Intellectual Property ("Retained Trade Names"). The Seller hereby permits and gives the Buyer a royalty-free, non-exclusive right and license in the Territory to use the Retained Trade Names on new packaging materials produced by Buyer during the six-month period following the Closing Date for use in connection with the Transferred Products. The Seller hereby permits and gives the Buyer a royalty-free, perpetual, non-exclusive right and license in the Territory to use the Retained Trade Names on (i) any Inventory transferred to the Buyer pursuant to this Agreement, whenever produced, and (ii) any Inventory produced by Buyer during the six-month period following the Closing Date in accordance with the previous sentence.

     (b) Except to the extent permitted pursuant to Section 5.11(a), the Buyer shall not use or permit the use of any of the Retained Trade Names in any manner. Following the Closing, the Seller will use commercially reasonable efforts to modify the equipment used to produce such packaging materials as soon as reasonably practicable so as to produce packaging materials without the Retained Trade Names.

     5.12 Delivery of Certain Documentation Relating to Intellectual Property. True copies of the registrations, applications and other relevant documentation for the Trademarks, Patents and other Intellectual Property including, without limiting the foregoing, listed on Schedule 3.10 shall be delivered to the Buyer, at the Seller's expense, at the Closing.

     5.13 Delivery of Permits. True and complete copies of all Permits listed in
Schedule 3.8 shall be furnished by the Seller to the Buyer within five (5) days prior to the Closing Date to the extent not previously furnished to the Buyer.

     5.14 Shipment of the Inventories. Within thirty (30) days after the Closing Date, the Buyer shall arrange for, at Buyer's expense, the shipment of the
Inventories from the Seller's facilities to the Buyer's facilities. In accordance with Sections 1.1 and 2.1, title and risk of loss with respect to the Inventories shall pass to the Buyer effective as of the close of business on the Closing Date.

     5.15 Allocation of the Purchase Price. The Purchase Price shall be allocated as follows: $29,000,000 for the Transferred Assets (the "Transferred Assets Allocation") and $1,000,000 for the Transition Services Agreement. Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and submit to Seller for its approval (which shall not be unreasonably withheld, conditioned or delayed) Buyer's proposed allocation of the Transferred Assets Allocation among the Transferred Assets. All Tax returns and reports filed by Buyer and Seller with respect to the transactions contemplated by this Agreement shall be consistent with the allocation agreed upon pursuant to this Section
5.15.  Each of  Buyer  and  Seller  shall  timely  complete  a Form  8594  Asset
Acquisition Statement of Allocation consistent with that allocation, shall provide a copy to the other party and shall file a copy of such form with its Federal income Tax return for the period that included the Closing Date.

     5.16 Exclusivity. From and after the date of this Agreement until the Closing Date the Seller will not, nor will it permit any of its Affiliates (or authorize or permit any of their respective officers, employees, legal counsel, accountants, investment brokers, financial advisers or other representatives (together, "representatives")) to take, directly or indirectly, any action to solicit, facilitate, negotiate, permit access with regard to, encourage or accept any offer or inquiry in respect of the acquisition of the Transferred Business or the Transferred Assets from, enter into any agreement or understanding for the sale of the Transferred Business or the Transferred Assets to, or furnish or cause to be furnished any information with respect to the Transferred Business or the Transferred Assets, to any other person or entity.

     5.17 Employee Matters. Buyer and Seller hereby acknowledge and agree that Buyer shall not have any obligation or liability whatsoever to or with regard to any employees of the Seller or its Affiliates ("Employees"), or with regard to matters or liabilities relating to such Employees including, but not limited to, obligations or liabilities concerning employee compensation and benefits, severance payments, occupational safety matters, health matters, ERISA matters, workers' compensation matters, and other employee matters, all of which shall be Retained Liabilities of Seller and their Affiliates. For a period of one year from the Closing Date Buyer will not solicit to employ any of Seller's current employees so long as they are employed by Seller, without obtaining Seller's consent; provided, however, that this covenant shall not be deemed breached by general solicitations not specifically targeted to the employees of Seller or discussions or negotiations with employees of Seller who contact Buyer on an unsolicited basis.

     5.18 Agreement Not To Compete. (a) Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Transferred Business to the extent permitted by law and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.18 and, therefore, for a period of five (5) years from the Closing Date, except as otherwise provided in the Enamel/Treatment Business License Agreement, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly:

     (i) engage for its own account or the account of others, or have any ownership, management, employment, agency, consultancy or other interest in, or provide financing to, any person that engages in the sale, distribution, packaging, manufacture or marketing of any nail polish remover products within the Territory ("Competitive Activities"), solicit any customer or prospective customer of the Transferred Business to purchase any nail polish remover products sold by the Transferred Business from anyone other than Buyer and its Affiliates or assist any person in any way to do, or attempt to do, anything prohibited by the foregoing; or

     (ii) perform any action, activity or course of conduct ("Detrimental Activities") that is substantially detrimental to the Transferred Business or business reputation, including (A) soliciting, recruiting or hiring any employees of the Transferred Business or persons who have worked for the Transferred Business, (B) soliciting or encouraging any employee of the Transferred Business to leave the employment of the Transferred Business and (C) disclosing or furnishing to anyone any confidential information relating to the Transferred Business or otherwise using such confidential information for its own benefit or the benefit of any other person.

     (b) Section 5.18(a) shall be deemed not breached as a result of the ownership by Seller or any of its Affiliates of: (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange; (ii) less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; or (iii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such person's consolidated annual revenues.

     (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.18(a). Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

     5.19 Returns. (a) From and after the Closing Date, Buyer shall assume, and hold Seller harmless from and against, the liability forall amounts payable (including customer credit) with respect to returns (whether to Buyer or Seller) of Transferred Products ("Returns"); provided, however, if (i) the aggregate of all amounts payable with respect to Returns during the six-month period following the Closing Date (the "Returns Period") less (ii) the Standard Cost of any such Returns which are in salvageable, resalable condition, as determined in good faith by the Buyer, exceeds 4% of gross sales of Transferred Products during the period (the "Return Excess"), the Seller shall pay to the Buyer on demand an amount equal to the Return Excess.

     (b) Neither party shall take any action, including, without limitation, making any public statements to the trade, that is likely to have the effect of encouraging or causing any Returns. The Seller shall deliver to the Buyer any Returns that are received by the Seller. Within five business days following the end of each calendar month during the Returns Period, the Buyer will provide the Seller with a statement which sets forth a summary of the aggregate of all amounts payable with respect to Returns and the value of such Returns which are in salvageable, resalable condition for the previous month.

     (c) Seller shall not change its current return policy with respect to Transferred Products, which policy provides for the acceptance only of damaged, discontinued and obsolete Inventories for return.

                                   ARTICLE 6

                              Conditions to Closing

     6.1 Conditions to Obligations of Both Parties to Close. The obligation of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

     (a) No law, rule, regulation, order, decree, injunction, stay or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of all or any part of the transactions contemplated hereby, and no action or proceeding shall be pending by any governmental or regulatory authority seeking any of the foregoing or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

     (b) All required registrations and filings with any Federal, state or local government or regulatory authority shall have been made and any waiting period or approval applicable to the transactions contemplated hereby pursuant to any law, rule, regulation, order or decree of any Federal, state or local government or instrumentality or agency thereof having jurisdiction with respect to the transactions contemplated hereby shall have expired, been terminated or been obtained, as the case may be.

     6.2 Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to purchase the Transferred Assets and Transferred Business, to assume the Assumed Liabilities and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of the following conditions:

     (a)  The  Seller  shall  have  performed  in  all  material   respects  its
obligations required under this Agreement to be performed at or prior to the Closing.

     (b) The representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date.

     (c) The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by an officer of the Seller, as to the satisfaction of the conditions set forth in clauses (a) and (b) above.

     (d) The Seller shall have delivered to the Buyer a good standing certificate of Seller and a certified copy of resolutions duly adopted by the board of directors of the Seller authorizing and approving the execution of this Agreement (and other documents and instruments contemplated thereby) by the Seller and the performance by the Seller of its obligations hereunder.

     (e) The Seller shall have executed and delivered the Transition Services Agreement and the Option Agreement.

     (f) All actions required to be taken or documents required to be delivered by the Seller hereunder or in connection with the consummation of the transactions contemplated by this Agreement (including without limitation the Consents specified in Schedule 3.3 and consents to the assignment of each Transferred Contract not listed on Schedule 4.6) shall be delivered to and be reasonably satisfactory to the Buyer and the Buyer shall have received any additional documents reasonably requested by the Buyer effectively to vest title to the Transferred Assets in the Buyer or to consummate the transactions contemplated by the Agreement.

     6.3 Conditions to Obligations of the Seller to Close. The obligation of the Seller to sell, transfer and assign the Transferred Assets and the Transferred Business and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of the following conditions:

     (a) The Buyer shall have performed in all material respects its obligations required under this Agreement to be performed at or prior to the Closing.

     (b) The representations and warranties of the Buyer contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date.

     (c) The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by an officer of the Buyer, as to the satisfaction of the conditions set forth in clauses (a) and (b) above.

     (d) The Buyer shall have delivered to the Seller a good standing certificate of Buyer and a certified copy of resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution of this Agreement (and other documents and instruments contemplated thereby) by the Buyer and the performance by the Buyer of its obligations hereunder.

     (e) Buyer shall have executed and delivered the Enamel/Treatment Business License Agreement.

     (f) All actions required to be taken or documents required to be delivered by the Buyer hereunder or in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory to the Seller and the Seller shall have received any additional documents reasonably requested by the Seller effectively to transfer to the Buyer the Assumed Liabilities.

                                   ARTICLE 7

                        Termination, Amendment and Waiver

     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

     (a) By mutual consent of the Buyer and the Seller;

     (b) By the Seller if the Buyer is in breach in any material respects of its representations, warranties or covenants set forth in this Agreement;

     (c) By the Buyer if the Seller is in breach in any material respects of its representations, warranties or covenants set forth in this Agreement; or

     (d) By the Seller if it is not in breach of this Agreement, or by the Buyer if it is not in breach of this Agreement, and in either case if the Closing has not occurred by December 31, 1998.

     Sections 5.7 and 9.1 and any rights and remedies for breaches of this Agreement prior to its termination shall survive any such termination.
Otherwise, upon its termination, this Agreement shall forthwith become of no further force and effect.

     7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by all parties.

     7.3 Waiver. Any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies or breaches in the representations and warranties contained herein or in any document delivered by the other parties pursuant hereto, or (c) waive compliance with any of the agreements or covenants or satisfaction of any of the conditions to be performed by the other parties that are contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

                                   ARTICLE 8

                                 Indemnification

     8.1 Agreement to  Indemnify.  (a) Subject to the  limitations  set forth in
Section 8.3, the Seller shall indemnify, defend and hold harmless the Buyer Group (as defined in Section 8.1(c)) against any and all claims, losses, damages, liabilities, deficiencies, obligations, assessments, judgments, costs or expenses of any kind, including without limitation reasonable attorney's fees and expenses reasonably incurred in investigating, preparing for, defending against or prosecuting any claim, litigation or proceeding (collectively, "Losses"), but net of any insurance recoveries or Tax benefits actually received by the Buyer Group because of such Losses, arising out of or resulting from, in connection with or otherwise with respect to the following:

     (i) the failure of the Seller or its Affiliates to pay or otherwise discharge the Retained Liabilities, or any other liabilities or obligations of any kind to the extent arising out of or resulting from the operation or conduct of the Transferred Business through the Closing Date except for the Assumed Liabilities;

     (ii) the nonfulfillment by the Seller of any agreement or covenant of the Seller hereunder or in any instrument or document delivered pursuant to
     Section 2.3 or 6.2 hereof;

     (iii) the inaccuracy of any representation or breach of any warranty made by the Seller herein or in any certificate or document delivered pursuant to Section 2.3 or 6.2(c) (it being agreed and acknowledged by the parties that for purposes of Buyer's right to indemnification pursuant to this Section 8.1 the representations and warranties of Seller shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a material adverse effect);

     (iv) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement and any payments or amounts described in Section 5.17;

     (v) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;

     (vi) the taking of any credit by any customer of the Buyer in respect of returns of nail enamel products sold by the Seller either prior to or after the Closing; provided that the Buyer shall not have encouraged or induced the taking of any such credit;

     (vii) except with regard to Buyer's Assumed Liabilities, the conduct or operation of the Transferred Business prior to the Closing Date;

     (viii)    without   limiting   the   generality  of   the   term  "Retained
     Liabilities", all Losses arising out of or relating to the litigation referred to on Schedule 3.9; and

     (ix) without limiting the generality of the term "Retained Liabilities", all Losses arising out of or relating to the termination of, or the failure of Carson to terminate, (I) the Manufacturing Agreement, dated April 30, 1997, by and between AM Cosmetics Inc. and Seller and (II) the Broker Agreement, dated September 19, 1997, by and between AM Cosmetics Inc. and Seller.

     (b) Subject to the limitations set forth in Section 8.3, the Buyer shall indemnify, defend and hold harmless the Seller Group (as defined in Section 8. l(c)) against any and all Losses, but net of any insurance recoveries or Tax benefits actually received by the Seller Group because of such Losses, arising out of or resulting from, in connection with or otherwise with respect to the following:

     (i) the failure of the Buyer to pay or otherwise discharge the Assumed Liabilities;

     (ii) the non-fulfillment by the Buyer of any agreement or covenant of the Buyer hereunder or in any instrument or document delivered pursuant to Section 2.4 or 6.3;


     (iii) the inaccuracy of any representation or the breach of any warranty made by the Buyer herein or in any certificate or document delivered pursuant to Section 2.4 or 6.3(c); and

     (iv) the conduct or operation of the Transferred Business after the Closing Date, including without limitation the sale by the Buyer or its Affiliates after the Closing Date of any finished products included in the Inventories, subject, however, to the limitations set forth in Section 1.3(a)(iii).

     (c) The term "Buyer Group" shall include the Buyer, its Affiliates, subsidiaries and successors and the directors, officers, employees and shareholders thereof, and the term "Seller Group" shall include the Seller, its Affiliates and successors and the directors, officers, employees and shareholders thereof.

     (d) Notwithstanding the provisions of this Article 8, neither Buyer Group nor Seller Group shall be required to alter any positions or elections it would otherwise take or make with respect to Taxes or insurance in order to reduce the amount of indemnifiable Losses under Section 8.1(a) or Section 8.1(b), as the case may be.

     8.2 Procedure for Indemnification. (a) In the event that any of the Buyer Group or Seller Group as the case may be (the "indemnified party") receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article 8 (a "Third Party Claim"), and the indemnified party intends to seek indemnity pursuant to this
Article 8, the indemnified party shall promptly provide the other of the Buyer Group or Seller Group as the case may be (the "indemnifying party") with notice of such Third Party Claims, provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that indemnifying party shall have been materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. Except for claims seeking equitable relief from the indemnified party, the indemnifying party shall, upon receipt of such notice, be entitled to participate in or, at the indemnifying party's option, assume the defense, appeal or settlement of such Third Party Claim with respect to which such indemnity has been invoked with counsel selected by it and approved by the indemnified party (such approval not to be unreasonably withheld or delayed), and the indemnified party shall fully cooperate with the indemnifying party in connection therewith upon such indemnifying party's reasonable request. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. In the event that the indemnifying party fails to assume the defense, appeal or settlement of such Third Party Claim within forty-five (45) days after receipt of written notice thereof from the indemnified party, the indemnified party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the indemnifying party; provided that the Indemnified Party shall not settle or compromise any such Third Party Claim without the indemnifying party's written consent, which shall not be unreasonably withheld. The indemnifying party shall not settle or compromise any such Third Party Claim without the indemnified party's prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to such Third Party Claim. However, if such settlement or compromise would have a material adverse effect on the indemnified party notwithstanding such release, its prior written consent shall still be required, which consent will not be unreasonably withheld. The indemnifying party shall pay the amount of the Loss arising out of such Third Party Claim to and upon demand of the indemnified party in immediately available funds.

     (b) In the event any of the Buyer Group or Seller Group as the case may be (also referred to as "indemnified party") should have a claim for indemnification against the other of the Buyer Group or the Seller Group as the case may be (also referred to as "indemnifying party") that does not involve a Third Party Claim, the indemnified party shall deliver a notice of such claim with reasonable promptness to the indemnifying party. The failure to give such notice shall not affect whether an indemnifying party is liable for indemnification unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such claim, and then only to the extent of such loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within forty-five (45) days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice ("dispute notice"), the Loss in the amount specified in the indemnified party's notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand in immediately available funds. If the indemnifying party timely disputes the claim within such forty-five (45) day period, the indemnifying party and indemnified party will proceed in good faith to negotiate and resolve the dispute within forty-five
(45) days after indemnified party receives the dispute notice. If such dispute is not so resolved, then either party may have the dispute resolved by a court of competent jurisdiction.

     8.3 Limitations on Indemnification. Notwithstanding Sections 8.1(a)(iii) and 8.1(b)(iii) of this Article 8, neither the Seller nor the Buyer shall be responsible for any Losses arising or resulting from inaccuracies in representations or breaches of warranties made by such party unless the aggregate amount of any such Losses exceeds, on a cumulative basis, $625,000, and then only to the extent of any such excess, and in no event shall the aggregate liability for such Losses exceed $3,000,000. All representations and warranties made by the Seller and the Buyer hereunder shall survive the Closing, provided, however, that any claim for such Losses arising out of or resulting from the inaccuracy of any such representation or the breach of any such warranty must be asserted on or before April 30, 2000, failing which any such claim shall be waived and extinguished, excluding, however, claims for Losses with respect to the inaccuracy of representations and breach of warranties contained in (i) Section 3.1 (Organization), Section 3.2 (Authorization),
Section 3.5 (Title to Transferred Assets) or Section 3.11 (Taxes), which may be asserted at any time under the applicable statute of limitations, failing which any such claims shall be waived and extinguished. In addition, any claim for Losses arising out of or resulting from the matters described in Section 8.1(a)(viii) must be asserted on or before April 30, 2000, failing which any such claim shall be waived and extinguished. For purposes of this Section 8.3, a claim has been asserted when written notice thereof, including reasonable supporting documentation, if available, has been given by the indemnified party to the indemnifying party in accordance with Section 9.3.

     8.4 Exclusivity. After the Closing, to the extent permitted by law, the indemnities set forth in this Article 8 shall be the exclusive monetary remedies of the Buyer Group and the Seller Group after the Closing for any breach of or inaccuracy in any representation or warranty contained in or made pursuant to this Agreement or any breach, nonfulfillment or failure to be performed of any covenant or agreement, other than Section 5.18, contained in or made pursuant to this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive (other than claims of, or causes of action arising from, fraud).

     8.5 California Air Resources Board Matter. Notwithstanding any other provision of this Agreement to the contrary, the responsibility for any Losses arising out of or relating to the matter that is referred to on Schedule 3.8 (the "CARB Matter") shall be allocated between the Buyer and the Seller in accordance with this Section 8.5. To the extent that any Losses arising out of or relating to the CARB Matter are in the nature of one-time fines, assessments, penalties or similar administrative actions imposed as a result of the sale of Transferred Products manufactured prior to the Closing Date, such Losses shall be deemed to be "Retained Liabilities" in respect of which the Buyer shall be entitled to make a claim under Section 8.1(a)(i). To the extent that any Losses arising out of or relating to the CARB Matter are in the nature of ongoing requirements which impact the operation of the Transferred Business or the manufacture of the Transferred Products after the Closing, such Losses shall be deemed to have arisen as a result of the breach of a representation and warranty by the Seller in respect of which the Buyer shall be entitled to make a claim under Section 8.1(a)(iii). The Buyer and the Seller shall cooperate in good faith to resolve any Third Party Claim and mitigate any Losses arising out of or relating to the CARB Matter, including by providing and sharing information reasonably related to the settlement of such claim, cooperating in any appearances to be made before or reports to be delivered to governmental authorities and pursuing any rights and remedies that the parties may have under the C-P Manufacturing Agreement; provided that neither party shall settle or compromise any such Third Party Claim or any claim under the C-P Manufacturing Agreement which in any way adversely affects the other party without such other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Neither party to this Agreement shall seek to pursue any right or remedy under any other provision of this Agreement in respect of the CARB Matter which would be inconsistent with the provisions of this Section 8.5, which shall exclusively govern resolution of claims in respect of Losses arising out of or relating to the CARB Matter.

                                   ARTICLE 9

                                  Miscellaneous

     9.1 Expenses, Taxes. Except as otherwise provided herein, each party hereto shall pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby. Any excise, sales, use or transfer Taxes or any other such Taxes (other than income Taxes) that are payable or arise as a result of execution of this Agreement or the transfer of the Transferred Assets and the Transferred Business to the Buyer pursuant to this Agreement shall be borne equally by the Buyer and the Seller.

     9.2 Further Assurances. From time to time after the Closing, the Seller and the Buyer shall execute and deliver such documents and instruments as any other party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

     9.3 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given:
(i) on the date of delivery, if delivered personally, (ii) on the business day after dispatch by documented overnight delivery service such as Federal Express, if sent in such manner, (iii) on the date of transmission by telecopy or telex or other means of electronic transmission, if so transmitted, provided that a confirmation copy of any such electronic transmission is sent no later than the business day following the day of electronic transmission by documented overnight delivery service or registered mail, postage prepaid (return receipt requested), or (iv) on the fifth business day after deposit in the United States mail and sent by registered mail, postage prepaid (return receipt requested). Notices or other communications shall be directed to the following addresses:

                              If to the Seller to:

                                    Carson, Inc.
                                    c/o Morningside Capital Group, L.L.C.
                                    One Morningside Drive North, Suite 200
                                    Westport, CT  06880
                                    Telephone No.:  (203) 226-7664
                                    Telecopy No.:  (203) 226-8011
                                    Attention:  Vincent A. Wasik

                                    and to:

                                    Carson Products Company
                                    P.O. Box 22309
                                    Savannah, GA  31403
                                    Telephone No.:  (912) 651-3808
                                    Telecopy No.:  (912) 651-3990
                                    Attention:  Robert W. Pierce

                                    with a copy to:

                                    Milbank, Tweed, Hadley & McCloy
                                    One Chase Manhattan Plaza
                                    New York, New York 10005
                                    Telephone No.: (212) 530-5000
                                    Telecopy No.: (212) 530-5219
                                    Attention: Lawrence Lederman, Esq.
                                    and Robert S. Reder, Esq.

                                    If to the Buyer to:

                                    The Shansby Group
                                    250 Montgomery Street
                                    San Francisco, CA 94104
                                    Telephone No.: (415) 398-2500
                                    Telecopy No.: (415) 421-5120
                                    Attention:  Charles Esserman
                                    and Don Stanners

                                    with a copy to:

                                   Vinson & Elkins L.L.P.
                                   2300 First City Tower
                                   1001 Fannin Street
                                   Houston, TX  77002-6760
                                   Telephone No.:  (713) 758-3820
                                   Telecopy No.:  (713) 615-5605
                                   Attention:  Mark Metts, Esq.

                                   and to:

                                   Medtech Laboratories, Inc.
                                   P.O. Box 1108
                                   Jackson, WY  83001
                                   Telephone No.:  (307) 739-8222
                                   Telecopy No.:  (307) 739-8225
                                   Attention:  Gary Downing

                                   with a copy to:

                                   Chambliss, Bahner & Stophel, P.C.
                                   1000 Tallan Building
                                   Two Union Square
                                   Chattanooga, TN  37402-2500
                                   Telephone No.:  (423) 756-3000
                                   Telecopy No.:  (423) 265-9574
                                   Attention:  Charles N. Jolly, Esq.

Any party may, by notice given in accordance with this Section 9.3, specify a new address for notices under this Agreement.

     9.4 Headings. The descriptive headings of the several Articles and Sections of this Agreement and the table of contents are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect the interpretation hereof.

     9.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws except
Section 5.1401 of the New York General Obligations Law.

     9.6 Assignment; No Third Party Beneficiaries. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Buyer may assign such Agreement and rights to its Affiliates, subsidiaries or successors without Seller's consent (provided that in the event Buyer assigns an obligation hereunder, it shall be responsible for such obligation if its assignee fails to perform such obligation). In the event of any such assignment for which consent has been obtained, the assigning party shall nevertheless remain responsible for compliance with the terms of this Agreement. This Agreement shall not confer upon any person other than the parties hereto any rights or remedies hereunder except as otherwise provided in this Section 9.6.

     9.7   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8  Entire  Agreement.   This  Agreement   (including  thc  documents  and
instruments referred to herein), the Transition Services Agreement, the Enamel/Treatment Business License Agreement and the Option Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect thereto, except the Confidentiality Agreement, dated July 27, 1998 between the Buyer and Carson, Inc., which Confidentiality Agreement is also binding on the Buyer until Closing, after which the provisions of Section 5.7 shall govern. All of the covenants and agreements contained in this Agreement (including the documents and instruments referred to herein) shall survive Closing, subject to the provisions of Section 8.3.

     9.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision had never been contained herein and such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     9.10 Bulk Sales. The Buyer hereby waives compliance by the Seller with any applicable bulk sales transfer laws, including without limitation, the bulk transfer provisions of the Uniform Commercial Code, or any similar statute, with respect to the transaction contemplated hereby.

     9.11 Refunds and Remittances. After the Closing, if the Buyer receives any refund amount or other monetary benefit related to claims, litigation, insurance, accounts receivable or other matters that is properly due and owing to the Seller in accordance with this Agreement, the Buyer shall promptly (but in no event later than seven (7) business days after the end of the calendar month within which such benefit is received) cause same to be remitted to the Seller at the applicable address specified in Section 9.3. Similarly, in the event that the Seller receives any such refund, amount or other monetary benefit that is properly due and owing to the Buyer in accordance with this Agreement, the Seller shall promptly (but in no event later than seven (7) business days after the end of the calendar month within which such benefit is received) cause same to be remitted to the Buyer at the applicable address specified in Section 9.3.

     9.12 No Waiver Relating to Claims for Fraud. The liability of any party under Article 8 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Article 8, shall be deemed a waiver by any party to this Agreement of any right or remedy that such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit,
(a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought or (c) the recourse that any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.12, nor any reference to this Section throughout this Agreement, shall be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including, but not limited to, defenses of statutes of limitations or limitations of damages.

     9.13 Director and Officer Liability. The directors, officers and stockholders of the parties to this Agreement and their Affiliates shall not have any personal liability or obligations arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.

     9.14 Specific Performance. Each party recognizes that in the event such party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Each party shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, each party hereby waives the defense that there is an adequate remedy at law.

     9.15 Assistance. (a) If the Buyer requests, the Seller shall cooperate, and shall cause its accountants to cooperate, in all reasonable respects in connection with any financing efforts of the Buyer or its Affiliates (either in connection with the transaction contemplated hereby or otherwise) (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by the Buyer or its Affiliates with the Securities and Exchange Commission, all at the sole expense of the Buyer. The Seller shall (i) furnish to its independent accountants (or, if required by the Buyer, to the Buyer's independent public accountants) such customary management representation letters as its accountants may reasonably require as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of the Buyer or its Affiliates and (ii) furnish to the Buyer all financial statements (audited and unaudited) and other information in the possession of the Seller or their representatives or agents as the Buyer shall reasonably determine are required in connection with such financing; provided, however, that nothing in this
Section 9.15 shall require the Seller to cause its independent accountants to deliver any letters or consents that such accountants are not otherwise prepared to deliver or to prepare any financial statements that are not otherwise in the Seller's possession as of the Closing Date.

     (b) The Buyer shall indemnify and hold harmless the Seller and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable legal fees and expenses) that may arise out of or with respect to any actions requested by the Buyer pursuant to paragraph (a) above.

                  IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as delivered as of the day and year first above written.

                                                 CARSON PRODUCTS COMPANY, Seller

                                            By:      ___________________________
                                            Name:
                                            Title:



                                                  THE CUTEX COMPANY, Buyer



                                           By:      ____________________________
                                           Name:
                                           Title: